Exhibit 4.2

FIRSTMERIT CORPORATION,

Company,

AND

WELLS FARGO BANK, NATIONAL ASSOCIATION,

Trustee

FIRST

SUPPLEMENTAL

INDENTURE

Dated as of

February 4, 2013

TO

SUBORDINATED

NOTES

INDENTURE

Dated as of

February 4, 2013

4.350% SUBORDINATED NOTES DUE 2023

-i-

FIRST SUPPLEMENTAL INDENTURE, dated as of February 4, 2013 (this “Supplemental Indenture”), between FirstMerit Corporation, an Ohio corporation having an address at III Cascade Plaza, 7th Floor, Akron, Ohio 44308-1103 (hereinafter called the “Company,” which term shall include any successors and assigns pursuant to the terms of this Supplemental Indenture), and Wells Fargo Bank, National Association, a national banking association having an address at 230 W. Monroe Street, Suite 2900, Chicago, Illinois 60606 (hereinafter called the “Trustee”).

WHEREAS, the Company executed and delivered the Subordinated Notes Indenture (the “Indenture”), dated as of February 4, 2013, to the Trustee, to provide for the issuance from time to time of the Company’s notes or other evidences of indebtedness (the “Securities”), to be issued in one or more series;

WHEREAS, pursuant to the terms of the Indenture, the Company desires to provide for the establishment of a series of its Securities under the Indenture to be known as its “4.350% Subordinated Notes due 2023” (the “Notes”), the form and substance of and the terms, provisions and conditions thereof to be set forth as provided in the Indenture and this Supplemental Indenture;

WHEREAS, the Board of Directors of the Company, pursuant to resolutions duly adopted on October 18, 2012, has duly authorized the issuance of the Notes and the amendments to the Indenture provided for in this Supplemental Indenture, and has authorized the proper officers of the Company to execute any and all appropriate documents necessary or appropriate to effect each such issuance;

WHEREAS, this Supplemental Indenture is being entered into pursuant to the provisions of Section 201, Section 301, Section 303 and Article IX of the Indenture;

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company, in accordance with its terms, and to make each of the Notes, when executed by the Company and authenticated and delivered by the Trustee or an authentication agent, the valid obligations of the Company, have been performed, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects;

NOW THEREFORE, in consideration of the premises and the purchase and acceptance of the Notes by the Holders thereof, and for the purpose of setting forth, as provided in the Indenture, the forms and terms of the Notes, the Company covenants and agrees, with the Trustee, for the equal and proportionate benefit of each other, the Holders of Senior Indebtedness and all Holders of the Notes, as follows:

ARTICLE I

DEFINITIONS

Section 1.1	Definitions.

For all purposes of this Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(1) all references in this instrument to designated “Articles,” “Sections” and other subdivisions are to be designated Articles, Sections and other subdivisions of this instrument unless the context otherwise requires; the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision; and

(2) each term defined in the Indenture has the same meaning when used in this Supplemental Indenture, except to the extent specifically defined herein, in which case the meaning ascribed to it in this Supplemental Indenture shall control.

ARTICLE II

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.1	Designation and Principal Amount.

There is hereby authorized and established a series of Securities under the Indenture, designated as the “4.350% Subordinated Notes due 2023.”

Section 2.2	Form and Denomination of Notes.

The definitive form of the Notes and the Trustee’s Certificate of Authentication to be endorsed thereon shall be substantially in the form set forth in Exhibit A attached hereto, which is incorporated herein and made part hereof. The Notes shall bear interest and have such other terms as are stated in the form of definitive Notes or in the Indenture, as supplemented by this Supplemental Indenture. The Stated Maturity of the Notes shall be February 4, 2023. The Notes shall be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes shall not be issued as Original Issue Discount Securities.

Section 2.3	Initial Limit on Amount of Series.

The Notes shall initially be limited to U.S.$250,000,000 in aggregate principal amount, and may, upon the execution and delivery of this Supplemental Indenture or from time to time thereafter, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Notes to or upon the delivery of a Company Order. Following the initial issuance of the Notes, the aggregate principal amount of Notes may be increased as provided in Section 2.5 hereof.

Section 2.4	Rank; Subordination.

The Notes are unsecured and shall rank junior, to the extent and in the manner set forth in the Indenture, in right of payment and upon liquidation of the Company’s obligations to the holders of Senior Indebtedness of the Company. The Notes shall rank equally among themselves and with all of the Company’s other unsecured indebtedness that, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, provides that such obligations are not superior in right of payment to the Notes or to other Debt that is pari passu with, or subordinate to, the Notes.

Section 2.5	Further Issues Without Holders’ Consent.

The Company may, without notice to or the consent of the Holders of the Notes, but in compliance with the terms of the Indenture and this Supplemental Indenture, issue additional Notes having the same ranking, interest rate, maturity date and other terms as the Notes (other than the date of issuance and the initial interest accrual date). Any such additional Notes will rank equally and ratably with the Notes. Any such additional Notes, together with the Notes initially issued hereunder, will constitute a single series of Securities for all purposes under the Indenture. Notwithstanding anything to the contrary in the foregoing, no additional Notes may be issued unless they will be fungible with the Notes offered hereby for United States federal income tax and securities law purposes and unless the additional Notes have the same CUSIP number as the Notes offered hereby. No additional Notes may be issued if any Event of Default has occurred and is continuing with respect to the Notes.

Section 2.6	Form and Payment.

Principal of, premium, if any, and interest on the Notes shall be payable in U.S. Dollars.

Section 2.7	No Redemption; No Sinking Fund.

Except as provided in Section 2.8 below, the Notes shall not be redeemable by the Company at any time prior to the Stated Maturity Date (as defined in the Form of Note attached hereto as Exhibit A). No sinking fund will be provided with respect to the Notes. In no event shall any Holder of the Notes have the right to require the Company to redeem or repurchase the Notes, in whole or in part, and Section 1301 of the Indenture shall not be applicable to the Notes. Nothing in this Section 2.7 shall limit the ability of Holders of Notes to enforce their rights to the payment of principal, premium, if any, and interest on the Notes at maturity as provided in Section 2.8 hereof and in the Indenture, including Section 507 thereof. Sections 401(b)(ii)-(iv) of the Indenture shall not be applicable to the Notes.

Section 2.8	Special Mandatory Redemption.

The Notes shall be redeemed by the Company (i) if the Company’s acquisition (the “Acquisition”) of Citizens Republic Bancorp, Inc. (“Citizens”) is not completed on or prior to June 12, 2013, as such date may be extended by the Company in its discretion to not later than September 12, 2013 (such later date, the “Outside Date”) or (ii) if the Agreement and Plan of Merger, dated as of September 12, 2012, by and between the Company and Citizens, relating to the Acquisition is terminated prior to the Outside Date (other than as a result of the completion of the Acquisition). In either case, the Company will be required to mandatorily redeem all of the outstanding Notes at a redemption price equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the date of redemption. The Company’s mandatory redemption rights and obligations will terminate and be of no force or effect upon and following the effective time of the Acquisition.

Section 2.9	Events of Default.

The Events of Default described in Section 501(1), Section 501(2), Section 501(3) and Section 501(4) of the Indenture shall not apply to the Notes.

Section 2.10	Global Securities.

The Notes shall be issued as Registered Securities and in the form of one or more permanent global Securities, without coupons, registered in the name of the Depository or its nominee. Except as otherwise provided in Section 305 of the Indenture, the Global Securities described above may be transferred by the Depository, in whole but not in part, only to a nominee of the Depository, or by a nominee of the Depository to the Depository, or to a successor Depository or to a nominee of such successor Depository.

Owners of beneficial interests in such Global Securities will not be considered the Holders thereof for any purpose under the Indenture. The rights of owners of beneficial interests in such Global Securities shall be exercised only through the Depository.

ARTICLE III

ORIGINAL ISSUE OF NOTES

Section 3.1	Original Issue of Notes.

The Notes may, upon execution of this Supplemental Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall, upon Company Order, authenticate and deliver such Notes as in such Company Order provided.

ARTICLE IV

MISCELLANEOUS

Section 4.1	Ratification of Indenture.

The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided; provided, however, that the provisions of this Supplemental Indenture apply solely with respect to the Notes and shall govern in the event of any difference with the Indenture.

Section 4.2	Conflict with Trust Indenture Act.

If any provision hereof limits, qualifies or conflicts with a provision of the Trust Indenture Act that is required under such Act to be a part of and govern this Indenture, the latter provision shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the latter provision shall be deemed to apply to this Indenture as so modified or to be excluded, as the case may be.

Section 4.3	Effect of Headings and Table of Contents.

The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

Section 4.4	Successors and Assigns.

All covenants and agreements in this Supplemental Indenture by the Company shall bind its successors and assigns, whether expressed or not.

Section 4.5	Separability Clause.

In case any provision in this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 4.6	Benefits of Indenture.

Nothing in this Supplemental Indenture or in the Notes, express or implied, shall give to any Person, other than the Holders of the Securities, the parties hereto and their successors hereunder, any benefit of any legal or equitable right, remedy or claim under this Supplemental Indenture.

Section 4.7	Governing Law.

This Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York.

Section 4.8	Waiver of Jury Trial.

EACH OF THE COMPANY, THE TRUSTEE, AND EACH HOLDER OF A SECURITY BY ITS ACCEPTANCE THEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE SECURITIES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 4.9	Counterparts.

This Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 4.10	Trustee.

The Trustee shall not be responsible for and makes no representation as to the validity, sufficiency or adequacy of this Supplemental Indenture, and it shall not be responsible for any statement of the Company in this Supplemental Indenture. The Trustee makes no representations with respect to the effectiveness or adequacy of this Supplemental Indenture.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed all as of the day and year first above written.

FIRSTMERIT CORPORATION

By:	/s/ Terrence E. Bichsel
Name:	Terrence E. Bichsel
Title:	Executive Vice President and Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Gregory S. Clarke
Name:	Gregory S. Clarke
Title:	Vice President

Exhibit A

FORM OF NOTE

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. EXCEPT AS OTHERWISE PROVIDED IN SECTION 305 OF THE INDENTURE, THIS SECURITY MAY BE TRANSFERRED, IN WHOLE BUT NOT IN PART, ONLY TO A NOMINEE OF THE DEPOSITORY, OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY, OR TO A SUCCESSOR DEPOSITORY OR TO A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.

UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OR TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER, CEDE & CO., HAS AN INTEREST HEREIN.

THIS SECURITY IS NOT A DEPOSIT OR OTHER OBLIGATION OF A DEPOSITORY INSTITUTION AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

FIRSTMERIT CORPORATION

4.350% Subordinated Note due 2023

No:	1

CUSIP:	337915AA0

ISIN:	US337915AA08

FIRSTMERIT CORPORATION, an Ohio corporation (hereinafter called the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of TWO-HUNDRED AND FIFTY MILLION DOLLARS ($250,000,000), or such other principal amount as may be set forth in the records of the Depository or the Securities Registrar hereinafter referred to in accordance with the Indenture, on February 4, 2023 (the “Stated Maturity Date”). The Company further promises to pay interest on said principal sum from February 4, 2013 or from the most recent interest payment date (each such date, an “Interest Payment Date”) on which interest has been paid or made available for payment to but excluding the Interest Payment Date or Stated Maturity Date, as the case may be, semi-annually in arrears on February 4 and August 4 of each year, commencing August 4, 2013, at the rate of

4.350% per annum until the principal hereof is paid or made available for payment. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. In the event that any date on which a payment of interest and/or principal is payable on this Security is not a Business Day, then such payment will be made on the next succeeding Business Day (and without any interest or other payment in respect of any such delay). A “Business Day” shall mean any day other than a Saturday, Sunday or a legal holiday or any other day on which banking institutions in Akron, Ohio or New York, New York are authorized or required by law, regulation or executive order to close. The interest installment so payable, and punctually paid or made available for payment, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at 5:00 p.m., New York City time, on the preceding January 20 and July 20 of each year (each a “Regular Record Date”) whether or not such day is a Business Day. Any such interest installment not so punctually paid or made available for payment shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Company and which shall be not more than 15 days and not less than 10 days prior to the date of the proposed payment and not less than 10 days after providing the Trustee of the notice of the proposed payment, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payment of the principal of and interest on this Security will be made at the Corporate Trust Office of the Trustee, or such other office or agency of the Company maintained for that purpose, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to Holders of Registered Securities entitled thereto as such Holders shall appear in the Securities Register.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[Signature on next page]

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

FIRSTMERIT CORPORATION

By:
Name:	Terrence E. Bichsel
Title:	Executive Vice President and Chief Financial Officer

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein referred to in the within-mentioned Indenture.

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Trustee

By:
Name:	Gregory S. Clarke
Title:	Vice President

[Reverse of Security]

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under a Subordinated Notes Indenture, dated as of February 4, 2013, as supplemented by that First Supplemental Indenture, dated as of February 4, 2013 (together, the “Indenture”), between the Company and Wells Fargo Bank, National Association, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which the Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Trustee, the Company and the Holders of the Securities, and to which Indenture reference is hereby made for a statement of the terms upon which the Securities of this series are, and are to be, authenticated and delivered. By the terms of the Indenture, the Securities are issuable in series that may vary as to amount, date of maturity, rate of interest, rank and in any other respect provided in the Indenture.

The Securities of this series shall initially be limited to U.S.$250,000,000 in aggregate principal amount. Following the initial issuance of the Securities of this series, the aggregate principal amount of the Securities of this series may be increased as provided in the Indenture.

All terms used in this Security that are defined in the Indenture and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.

No sinking fund will be provided with respect to the Securities of this series.

Except as set forth below, the Securities of this series shall not be redeemable by the Company at any time prior to the Stated Maturity Date.

If, for any reason, (i) the Acquisition is not completed on or prior to the Outside Date or (2) the Merger Agreement is terminated prior to the Outside Date (other than as a result of the completion of the Acquisition), the Company will be required to redeem all of the Securities of this series on the Special Redemption Date at the Special Redemption Price. Notice of a redemption will be mailed or electronically delivered according to the procedures of DTC by the Company (with a copy to the Trustee) promptly after the occurrence of the event triggering such redemption to each registered holder in accordance with the indenture; provided that notice to each Holder (and a copy to the Trustee) of such redemption may be given less than 30 days but in any event not less than two Business Days prior to the Special Redemption Date. On the date that funds sufficient to pay the Special Redemption Price of the Securities of this series on the Special Redemption Date are deposited with the paying agent or the Trustee, the Securities of this series will cease to accrue interest and, other than the right to receive the Special Redemption Price, all rights under the Securities of this series will terminate. The Company’s mandatory redemption rights and obligations will terminate and be of no force or effect upon and following the effective time of the Acquisition.

For purposes of the foregoing discussion of a special redemption, the following definitions are applicable:

“Acquisition” means the acquisition of Citizens by the Company pursuant to the terms and conditions of the Merger Agreement.

“Citizens” means Citizens Republic Bancorp, Inc.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of September 12, 2012, between the Company and Citizens Republic Bancorp, Inc., as may be amended from time to time.

“Outside Date” means June 12, 2013, or such later date as may be determined by the Company’s Board of Directors, which is not later than September 12, 2013.

“Special Redemption Date” means the earlier to occur of (1) the Outside Date, if the Acquisition has not been completed on or prior to the Outside Date, or (2) the 15th day (or if such day is not a Business Day, the first Business Day thereafter) following the termination of the Merger Agreement (other than in connection with the completion of the Acquisition) prior to the Outside Date.

“Special Redemption Price” means 101% of the aggregate principal amount of the Securities of this series being redeemed, plus accrued and unpaid interest to, but excluding, the Special Redemption Date.

The indebtedness evidenced by this Security is, to the extent provided in the Indenture, subordinate and junior in right of payment to the Company’s obligations to holders of Senior Indebtedness of the Company, and this Security is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Security, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on its behalf to take such action as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee its attorney-in-fact for any and all such purposes.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the Company, when authorized by a Board Resolution, and the Trustee at any time to enter into a supplemental indenture or indentures for the purpose of adding any provisions to or changing in any manner or eliminating any provisions of the Indenture or modifying in any manner the rights and obligations of the Holders of the Securities of each such series under the Indenture, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities of all series (voting as one class) to be affected by such supplemental indenture. The Indenture also contains provisions permitting Holders of a specified percentage in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless such Holder shall have previously given written notice to the Trustee of a continued Event of Default or Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Outstanding Securities of this series shall have made written request to the Trustee to institute proceedings in respect of such Event of Default or Default in its own name as Trustee thereunder and offered to the Trustee security or indemnity reasonably satisfactory to the Trustee against the costs, expenses and liabilities to be incurred in compliance with such request, the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceedings, and no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of the Outstanding Securities of this series. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest on or after the respective Stated Maturities expressed in this Security.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, premium (if any) and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Securities Register, upon presentment of this Security for registration of transfer at the office or agency of the Company maintained under Section 1002 of the Indenture duly endorsed by, or accompanied by a written instrument of transfer substantially in the form attached hereto duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge shall be made for any such registration of transfer or exchange, but, subject to certain exceptions set forth in the Indenture, the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee shall treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Securities of this series are issuable only in registered form without coupons in denominations of $2,000 and any integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of such series of a different authorized denomination, as requested by the Holder surrendering the same.

THE INDENTURE AND THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[FORM OF TRANSFER NOTICE]

To assign this Security, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert Assignee’s legal name)

(Insert assignee’s soc. Sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                          to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Date:

Your signature:
(Sign exactly as your name appears on the face of this Security)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).